                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-14863) of Loral Space & Communications Ltd. of our report dated June 22, 2004, with respect to the statement of net assets available for benefits of the Loral Savings Plan as of December 31, 2004 and 2003, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of the Loral Savings Plan.

\s\ MOHLER, NIXON & WILLIAMS
    Accountancy Corporation

Campbell, California
June 27, 2005

                                       12